AMENDED AND RESTATED SHAREHOLDERS AGREEMENT

THIS AMENDED AND RESTATED SHAREHOLDERS AGREEMENT (this “Agreement”) dated as of January __, 2019 is entered into by and among REGENTYS CORPORATION, a Florida corporation (the “Corporation”), the investors named in the attached Schedule I and having an address as set forth therein (each an “Investor" and collectively the “Investors"), and the persons whose names are set forth on Schedule II hereto and having a principal place of business as set forth therein (each an “Other Shareholder" and collectively the “Other Shareholders”), as amended from time to time to add such other person(s) who may thereafter become a party to this Agreement The Investors, the Other Shareholders and such other persons who may hereafter become a party to this Agreement are sometimes referred to herein individually as a “Shareholder" and collectively as the “Shareholders.”

Recitals

The Corporation authorized 32,500,000 shares comprised of 25,000,000 shares of Common Stock and 7,500,000 shares of Preferred Stock;

Presently, the Corporation has issued and outstanding 18,419,897 shares of Common Stock and 2,793,192 shares of Series A Convertible Preferred Stock issued and outstanding, with 2,793,192 additional shares of Common Stock set aside for Series A conversion and 2,217,375 shares of Common Stock set aside for issuance in conjunction with the 2013 Regentys Corporation Equity Incentive Plan; (“Shares”);

The Shareholders and the Corporation have agreed that it is in their mutual best interest and in the best interest of the Corporation to provide certain rights, obligations, and restrictions with respect to the shares of Common Stock now or hereafter owned by any Shareholder and any other voting capital stock of the Corporation or securities convertible into, exchangeable for, or having rights to purchase voting capital stock of the Corporation (such voting capital stock, securities, Preferred Shares and Common Stock are hereinafter referred to collectively as "Stock").

Agreement

NOW THEREFORE, in consideration of the premises, the mutual covenants and agreements herein contained, and other valuable consideration, the receipt, adequacy, and sufficiency whereof are hereby acknowledged, the parties hereto, intending to be legally bound, do hereby covenant and agree as follows:

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ARTICLE I

Restrictions on Transfer

Restrictions on Transfer. No Shareholder (including transferees of Shareholders) shall transfer any shares of Stock, or any Interest therein, whether by operation of law or otherwise, except in accordance with all of the provisions of this Agreement as used in this Agreement, the term “transfer" shall include any sale, pledge, gift, assignment, or other disposition of shares of Stock. Furthermore, a sale of any voting equity interest in the Corporation to a direct competitor of the Corporation, which shall include all persons and entities that sell products or services similar in function and purpose to the Corporation's products or services, shall in any event require the prior written approval of the Corporation's Board of Directors.

First Offer. If a Shareholder (the “Selling Shareholder") desires to transfer any or all of such Shareholder's Stock (the “Offered Stock"), such Shareholder shall first give written notice (a “Transfer Notice") thereof to the Corporation, identifying the proposed transferee, the number of shares sought to be transferred, the proposed purchase price (the "Offered Price"), if applicable, the terms of the proposed transaction including the proposed transaction date and a copy of any written offer or other writing setting forth the terms and conditions of the proposed transaction. Such Transfer Notice shall constitute an irrevocable offer by the Selling Shareholder to sell all of the Offered Stock to the Corporation at the Offered Price and upon the same terms and conditions as the Selling Shareholder is willing to sell the Offered Stock to the proposed transferee; provided, however, that without the prior written consent of the Corporation (which consent shall not be unreasonably withheld), all transfers pursuant to this Article I shall be solely for cash. Once given, a Transfer Notice may not be modified or amended except with the written consent of the Corporation and the Investors (or their Permitted Transferees) holding at least two thirds of the Shares. Within the twenty (20) day period following the giving of the Transfer Notice (the "First Offer Period"), the Corporation may elect, by giving written notice of such election to the Selling Shareholder to purchase all but not less than all of the Offered Stock. Any modification or amendment of a Transfer Notice will be deemed a new Transfer Notice with respect to the proposed transfer and will restart the First Offer Period.

Second Offer. If the Corporation does not elect to purchase all of the Offered Stock within the First Offer Period, the Corporation shall then transmit a copy of the Transfer Notice to the Investors together with a statement that it has elected not to purchase the Offered Stock, and the Offered Stock shall thereby be offered by the Selling Shareholder to the Investors for a period of twenty (20) days from the transmittal of such Transfer Notice to the Investors (the "Second Offer Period"), for the same Offered price and upon the same terms and conditions as set forth in the Transfer Notice. Each Investor shall be initially entitled to elect to purchase such pro rata portion of the remaining Offered Stock as the number of shares of Stock (on an as-converted basis) owned by such Investor on the date of the commencement of the First Offer Period bears to the number of shares of Stock (on an as-converted basis) owned by all Investors on such date. In the event the Offered Stock consists of shares of different classes or series, the pro rata right to purchase the Offered Stock will apply separately to each class or series of shares.

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Third Offer. If and to the extent one or more of the Investors does not elect by notice in writing given to the Selling Shareholder and the Corporation within the Second Offer Period, to purchase all of the Offered Stock to which he, she, or it is entitled pursuant to this Agreement, the remaining Offered Stock shall be automatically offered by the Selling Shareholder, by means of a final written notice ("Final Corporation Notice") delivered by the Corporation, for a period of ten (10) days from the giving of such Final Corporation Notice (the "Third Offer Period"), to the Shareholders, if any, who elected during the Second Offer Period to purchase all of the Offered Stock to which they were then entitled (such Shareholders being the "Electing Shareholders"), together with a statement of the number of shares of the Offered Stock as to which no election has been made. Each of such Electing Shareholders shall deliver a notice to the Selling Shareholder and the Corporation within such Third Offer Period setting forth the number of remaining Offered Stock which he, she, or it desires to purchase, and if the aggregate number of shares for which an election is made exceed the remaining Offered Stock, each Electing Shareholder shall be entitled to purchase such portion of the remaining Offered Stock as the number of shares of Stock (on an as-converted basis) then owned by him bears to the number of shares of Stock (on an as-converted basis) then owned by all of the Electing Shareholders. In the event the remaining Offered Stock consists of shares of different classes or series, the pro rata right to purchase the remaining Offered Stock will apply separately to each class or series of shares.

If the Electing Shareholders do not elect. by notice in writing given to the Selling Shareholder within the Third Offer Period, to purchase all (but not less than all) of the remaining Offered Stock to which they are entitled. or if there are no such Electing Shareholders, then the Selling Shareholder shall be free to dispose of all of the Offered Stock within sixty (60) days of the end of the Third Offer Period (or if no Third Offer Period is required, then within sixty (60) days of the end of the Second Offer Period) to the original proposed transferee, at a price not lower than the Offered Price and upon the terms stipulated in the Transfer Notice in all material respects; provided, however that any such sale shall be subject to participation by the Investors pursuant to the provisions of Section 2.1. However, as a condition to the effectiveness of such transfer. said transferee shall thereupon become a party to this Agreement as a Shareholder and, pursuant to Section 4.16, shall confirm such fact by executing a counterpart of this Agreement. If such Offered Stock is not so disposed of by the Selling Shareholder within such sixty (60) day period, the Selling Shareholder shall continue to hold such Stock subject to all of the terms and conditions of this Agreement and may not sell the Stock without again complying with all of the provisions hereof.

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Certain Transfers Not Prohibited. Except as otherwise expressly provided herein, the restrictions on dispositions of Stock contained in this Agreement shall not be construed to prohibit the following transfers of Stock (“Permitted Transfers"):

transfers of Stock by a Shareholder to any member(s) of such Shareholder’s Family Group (as defined below) or by will or the laws of descent and distribution to such Shareholder’s Family Group (“Family Group" means an individuals, spouse and lineal descendants, parents, grandparents, and any family limited partnership or trust or other fiduciary relationship solely for the benefit of such individual and/or such individual's spouse, parents, grandparents, and/or lineal descendants);

transfers of Stock upon the death of a Shareholder to his executors or administrators or legal successors, including without limitation trustee(s);

an involuntary transfer by operation of law;

transfers between Investors or by any Investor(s) to a controlled entity, or subsidiary or parent of such Investor or to an "affiliate" of such Investor (as such term is defined in Rule 501(b) under the Securities Act of 1933, as amended (the "Securities Act”)), transfers by an Investor to any persons owning a beneficial interest in the Investor or transfers to any person or organization acquiring substantially all of the assets of the Investor or which is a successor in merger or consolidation;

any transfer of Stock in accordance with Section 2.2 of this Agreement; and

any transfer of Stock as part of a firm commitment underwritten public offering of the Corporation's Common Stock underwritten by a nationally recognized full-service investment bank pursuant to which the aggregate gross proceeds received by the Corporation is at least $10,000,000 (a "Qualified Public Offering").

Any and all shares of Stock in the hands of any transferee pursuant to subsections (a) through (e) of this Section 1.5 (each a "Permitted Transferee") shall remain subject to this Agreement. Permitted Transferees under subsections (a) through (e) of this Section 1.5 shall be deemed to be Shareholders for all purposes of this Agreement as if they had executed and delivered the Agreement. The rights to purchase Stock under Article I of this Agreement belong to the Corporation, the Investors, and the Shareholders and are not transferable except that any transferees of Stock under Section 1.5(d), with respect to the shares so transferred, and any transferee of any Investor of not fewer than 35,000 shares of Stock (such number being subject to equitable adjustment as provided by Section 4.13 hereof) shall also maintain the right to purchase pursuant to Article I.

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Co-Sale Rights

Tag Along Rights.

In the event any Other Shareholder or any Permitted Transferee of an Other Shareholder (a "Transferring Shareholder") proposes to transfer Stock held by such Transferring Shareholder (except as otherwise provided below). Such Transferring Shareholder shall deliver a written notice (the "Sale Notice") to the Corporation and to each Investor, specifying in reasonable detail the Identity of the proposed transferee(s) and the terms and conditions of the transfer. Any Investor may elect to participate in the contemplated transfer by delivering written notice to the Transferring Shareholder within twenty (20) days after receipt by such Investor of the Sale Notice. If any Investor elects to participate in such Transfer, such Investor will be entitled to sell in the contemplated transfer, at the price per share of Common Stock offered by the proposed transferee in the transfer, for each share of Common Stock held by such Investor on a fully-diluted basis and upon the same terms and conditions as the Transferring Shareholder, a number of shares of Stock determined by multiplying (i) the number of shares of Common Stock to be sold in the contemplated transfer) by (ii) the quotient determined by dividing (A) the number of shares of Common Stock held by such Investor, by (B) the sum of (1) the number of shares of Common Stock held by the Investors electing to participate in such sale and (2) the number of shares of Common Stock held by the Transferring Shareholder.

Each Investor who elects to participate in a transfer pursuant to this Article II (such transfer, a "Transfer" and each such Investor, a "Participant') shall effect its participation in the Transfer by promptly delivering to the Transferring Shareholder for transfer to the prospective purchaser one or more certificates, properly endorsed for transfer, which represent the number of shares of Common Stock which such Participant elects to sell. The stock certificate or certificates that the Participant delivers to the Transferring Shareholder pursuant to this section shall be transferred to the prospective purchaser in consummation of the sale of the Common Stock pursuant to the terms and conditions specified in the Sale Notice, and the Transferring Shareholder shall concurrently therewith remit to each Participant that portion of the sale proceeds to which such Participant is entitled by reason of its participation in such sale. To the extent that any prospective purchaser prohibits such assignment or otherwise refuses to purchase shares or other securities from a Participant exercising its rights of co-sale hereunder, the Transferring Shareholder shall not sell to such prospective purchaser or purchasers any Stock unless and until, simultaneously with such sale, such Transferring Shareholder shall purchase such shares or other securities from such Participant on the same terms and conditions specified in the Sale Notice.

The exercise or non-exercise of the rights of the Investors hereunder to participate in one or more Transfers of Stock made by a Transferring Shareholder shall not adversely affect their rights to participate in subsequent Transfers of Stock subject to this section.

The right of co-sale set forth herein shall not apply to any transfer to a Permitted Transferee pursuant to any of subsections 1.5 (a) - (c), but any and all shares of Stock in the hands of any Permitted Transferee pursuant to said subsections shall remain subject to this Agreement. The right of co-sale set forth herein shall not apply to any transfer pursuant to Section 1.5 (f).

Obligation to Sell. In the event the Corporation or any Shareholder(s) receive(s) a written bona fide offer to purchase all or substantially all of the assets or all of the outstanding shares of Stock of the Corporation, regardless of the form of the proposed transaction, at the written request of the Corporation or the selling Shareholder(s) (the "Selling Party"), as the case may be, each Shareholder (including any Permitted Transferee(s) of a Shareholder) shall participate pro rata in such sale and/or vote all of such Shareholder's shares of Stock in favor of the transaction, provided that such sale is approved by both (i) at least 50% of the outstanding shares of Stock, on an as-converted basis, held by the Other Shareholders and their Permitted Transferees, and (ii) at least 50% of the outstanding shares of Stock, on an as-converted basis, held by the Investors and their Permitted Transferees. The Corporation or the Selling party, as the case may be, shall give to each Shareholder a notice (an "Obligation to Sell Notice") containing a description of the material terms of such proposed transaction Including the name and address of the proposed transferee, the number of shares to be sold, the consideration per share offered for such shares by the proposed transferee, the payment terms and closing date, which shall be a date not less than sixty (60) days after the giving of the Obligation to Sell Notice, and including a copy of any written offer, letter of intent, term sheet, or contract of sale. All Shareholders shall be treated equally under this Section 2.2. It shall be a condition of the obligation to sell under this Section 2.2 that all facts and circumstances and all material aspects of any transaction under this Section 2.2 shall be disclosed.

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Voting and Corporate Governance

Voting for Directors. The parties agree to vote their shares of Stock or consent in writing in the manner necessary to produce the following effect:

(a)        the Board of Directors of the Corporation shall consist of seven (7) members (with the unanimous written consent of such Board of Directors necessary to increase or decrease the number of directors constituting the Board of Directors);

(b)        the Shareholders shall vote their shares in such a manner so as to elect the Corporation’s Chief Executive Officer and one other officer of the Corporation designated by the holders of a majority in interest of Common Stock to the Board of Directors of the Corporation (such individuals being the "Common Directors"); in the event a Common Director ceases to serve the Corporation in an officer capacity, the Stockholders shall remove such Common Director; on the date hereof, the Common Directors are Richard C. Bulman, Jr. and Gerald S. Coombs;

(c)        for so long as Generex Biotechnology Corporation (“Generex”) owns at least fifty-one percent (51%) of the issued and outstanding common stock of the Corporation (assuming conversion of all issued and outstanding preferred stock and other securities convertible into Common Stock), the Shareholders shall vote their shares in such a manner so as to elect Generex’s Chief Executive Officer, or another officer of Generex nominated by the Generex Board and reasonably acceptable to a majority of the other members of the Corporation’s Board of Directors (the “Generex Director”) to the Board of Directors of the Corporation;

(d)       the Shareholders shall vote their shares in such a manner as to elect three (3) individuals to the Board of Directors of the Corporation, as designated by the holders of Common Stock voting together as one class, none of which shall be an employee of the Corporation or affiliated with any beneficial owner of more than five percent (5%) of the outstanding capital stock of the Corporation (such such individual being the "Independent Director");

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(d)        the Shareholders shall vote their shares in such a manner as to elect one (1) individual to the Board of Directors of the Corporation, as designated by the holders of Common Stock voting together as one class, and one (1) individual to the Board of Directors of the Corporation, as designated by the holders of Series A Preferred Stock voting together as one class,( such individual being a "Designated Director");

(e)        the Shareholders of each class shall vote their shares in such a manner as to enable Shareholders entitled to designate members of the Corporation's Board of Directors pursuant to any of subsections herein in their sole discretion, to remove and replace, whether upon the occurrence of a vacancy for any reason, or otherwise, their respective designees; and

(f)        the Shareholders agree that each member of the Board of Directors of the Corporation shall be elected for a term of two years with the Board being staggered, replacing three (3) members in even numbered years (e.g. 2016, 2018) and four (4) members in odd numbered years (e.g 2017, 2019) with interim vacancies to be filled in accordance with the Bylaws of the Corporation.”

Board Approval. The Board of Directors shall be consulted on the Corporation's entry into or amendment of significant distribution, licensing, or other material agreements or contracts. The approval of a majority of the Board of Directors of the Corporation then in office shall be required for the Corporation to: (a) incur additional indebtedness other than bank borrowings in the ordinary course of business or refinancing of existing indebtedness; (b) enter into or amend agreements, whether oral or written, relating to executive compensation; (c) approve the Corporation's annual budget and capital budget; (d) make any capital expenditures in excess of those reflected in the Corporation's capital budget previously approved by the Board of Directors; (e) initiate searches for new key executives of the Corporation; or (f) approve the sale of any equity interest in the Corporation to a direct competitor of the Corporation.

Meetings of the Board of Directors. The Board of Directors shall meet at least bi-monthly until such time as the Board of Directors determines that meetings of such frequency are no longer required. The Corporation shall reimburse members of the Board of Directors for the customary and reasonable expenses of attending the meetings of the Board of Directors. The Corporation shall offer Independent Directors compensation reasonable and customary in light of the Corporation’s size, complexity, stage of business and industry.

Formation of Compensation Committee. As soon as practicable after execution of this Agreement, the Board of Directors shall establish a Compensation Committee consisting of one Common Director (who, unless such person is not serving as a director, shall be the President or Chief Executive Officer of the Corporation) and one Independent Director. The Compensation Committee shall be responsible for making recommendations to the full Board of Directors for approving all management compensation, employee benefit plans, and stock option grants.

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Formation of Audit Committee. As soon as practicable after the execution of this Agreement, the Board of Directors shall establish an Audit Committee consisting of at least two directors other than the Common Directors. The Corporation’s Chief Executive officer shall advise, but not be a member of, the Audit Committee. The Audit Committee shall be responsible for (i) meeting with the Corporation's independent auditors and principal financial personnel to review the scope of audit and non-audit services performed by the independent public accountants, (ii) reviewing the independence of the independent public accountants, and (iii) reviewing the adequacy of internal accounting controls.

Indemnification. The Corporation shall not amend the Indemnification provisions of the Corporation's Articles of Incorporation (as amended, the "Articles") or Bylaws to eliminate or reduce the indemnification provided for all directors and such provisions as so written shall be deemed to be a contract with each director regarding his or her indemnification by the Corporation. The Corporation shall also enter into separate indemnification agreements with each director. In the event the Corporation merges with another entity and is not the surviving corporation, or transfers all of its assets, proper provisions shall be made so that successors of the Corporation assumes the Corporation’s obligations with respect to indemnification of Directors.

Insurance. Within thirty (30) days after the date of this Agreement, the Corporation will bind Directors and Officers liability with a carrier and in an amounts reasonably satisfactory to the Designated Director and the Generex Director.

Miscellaneous

No Right of Employment. No Shareholder shall have any right of employment or other benefits, or any right to be a director or officer of the Corporation, solely as a consequence of owning Stock in the Corporation. Each Shareholder who is a director or officer of the Corporation acknowledges that, if the Board of Directors determines that salary or other compensation (other than dividends) shall be paid to any director or officer of the Corporation, the Corporation shall be under no obligation to pay any director or officer a proportionate share of such salary or compensation.

Filing of Agreement. A copy of this Agreement, as amended from time to time, shall be filed with and retained by the Secretary of the Corporation.

Corporation Designee. All rights granted to the Corporation by the terms of this Agreement may be exercised by such person, persons, entity, or entities as the Board of Directors of the Corporation, in its sole discretion, shall designate acting by vote or unanimous written consent.

Reservation of Common Stock. The Corporation shall, at all times, have reserved the appropriate number of shares of Common Stock for the conversion of all outstanding shares of Preferred Stock, as applicable.

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Endorsement of Stock Certificates. All certificates representing Stock owned by the Shareholders shall have conspicuously endorsed thereon a legend substantially as follows:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS UPON TRANSFER PURSUANT TO A SHAREHOLDERS' AGREEMENT BY AND AMONG THE CORPORATION AND ITS SHAREHOLDERS. A COPY OF THE SHAREHOLDERS' AGREEMENT MAY BE OBTAINED FROM THE CORPORATION UPON THE WRITTEN REQUEST.

THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR APPLICABLE STATE SECURITIES LAWS AND MAY NOT BE TRANSFERRED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT COVERING SUCH SHARES UNDER THAT ACT AND ANY APPLICABLE STATE SECURITIES LAWS, UNLESS, IN THE OPINION OF COUNSEL SATISFACTORY TO THE CORPORATION, AN EXEMPTION FROM REGISTRATION IS AVAILABLE."

Closing. Except as otherwise provided herein, whenever the Corporation or any Shareholder elects to purchase Stock pursuant to this Agreement, the Corporation or the Selling Shareholder, whichever is applicable, shall be given written notice of the election to accept an offer, specifying therein the date and place for the closing of the sale, which closing shall occur no later than thirty (30) days following such election. A copy of all such notices given by Shareholders shall be provided to the Corporation simultaneously with the giving of such notices. If either the Corporation and/or one or more Shareholders have elected to purchase Stock, all closings shall take place simultaneously and the closing date for the sale shall be the later of the dates chosen by the Corporation and such accepting Shareholder(s). In the event that the purchase of the Stock is not consummated through no fault of the selling party on or before the closing date determined in accordance with the provisions hereof, the right of any party failing to purchase such Stock hereunder on such occasion shall expire.

Payment for Stock. All payments hereunder shall be made in cash, by certified cashier's or bank check, or by wire transfer of immediately available funds. To the extent that the proposed consideration to be paid by any proposed transferee as described in a Transfer Notice pursuant to Section 1.2 consists of property other than cash, and the Corporation provides the requisite written consent with respect to such non-cash consideration, the purchase price under Sections 1.2 through 1.4, inclusive, of this Agreement shall be paid in cash in lieu of the fair market value of such non-cash consideration, or the fair value thereof, if there is no market.

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Delivery of Stock and Documents. Upon the closing of a sale as herein provided, the seller shall deliver to each purchaser in exchange for payment of the purchase price: (a) the certificates for the Stock being sold, endorsed for transfer and bearing any necessary documentary stamps, and (b) such assignments, certificates of authority, tax releases, consents to transfer, instruments, and evidence of title of the seller, and of his compliance with applicable state and federal law, as may be reasonably required by counsel for each such purchaser.

Entire Agreement. This Agreement represents the complete agreement among the parties hereto with respect to the transactions contemplated hereby and supersedes all prior written or oral agreements and understandings.

Pronouns. Whenever the context of this Agreement permits, the masculine gender shall include the feminine and neuter genders, and any reference to the singular or plural shall be interchangeable with the other.

Separability. The invalidity or un enforceability of anyone or more provisions of this Agreement shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if any such invalid or unenforceable provisions were omitted.

Headings. The headings in this Agreement have been inserted for convenience of reference only and shall not constitute a part of this Agreement.

Adjustments. If there shall be any change in the Stock of the Corporation through merger, consolidation, reorganization, recapitalization, stock dividend, stock split, anti-dilution addition, combination, or exchange of shares, or the like (any such event being an "Adjustment”) all of the terms and provisions of this Agreement shall apply to any new, additional, or different shares or securities issued as a result of such Adjustment and the price and number of securities subject to the provisions hereof shall be adjusted accordingly.

Notices. All notices, requests, demands, and other communications under this Agreement shall be in writing and shall be deemed to have been duly given on the date of service if served personally on the party to whom notice is to be given, on the date of transmittal of services via telecopy to the party to whom notice is to be given (with a confirming copy delivered within 24 hours thereafter), or on the third day after mailing if mailed to the party to whom notice is to be given, by first class mail, registered or certified, postage prepaid, or via a nationally recognized overnight courier providing a receipt for delivery and properly addressed as set forth on Schedule I and Schedule II hereto. Any party may change Its address for purposes of this paragraph by giving notice of the new address to each of the other parties in the manner set forth above.

Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, representatives, successors, and assigns.

Parties. Any person who acquires ownership of Stock (including shares of Stock hereafter issued) including, without limitation, any transferee by operation of law, shall automatically become a party to this Agreement, as a Shareholder, and shall confirm such fact by executing, upon request of any of the parties hereto, a counterpart of this Agreement. The Corporation shall undertake not to issue shares of Stock except, if as a condition to such issuance, the transferee becomes a party to this Agreement. Any person acquiring not fewer than 35,000 shares of Stock (such number being subject to equitable adjustment as provided by Section 4.13 hereof) from an Investor or any Permitted Transferee of an Investor pursuant to Section 1.5(d) hereof, shall be deemed an Investor hereunder.

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Failure to Comply with the Provisions of this Agreement In addition to any other legal or equitable remedies which it or they may have, the Corporation and the Shareholders may enforce their rights under any provision of this Agreement by actions for specific performance (to the extent permitted by law) and each party hereto acknowledges and agrees that the parties hereto will be irreparably damaged in the event that this Agreement is breached. Further, the Corporation may refuse to transfer on its books record ownership of Stock which shall have been sold or transferred in violation of this Agreement or to recognize any transferee as one of the Corporation's shareholders for any purpose (including without limitation, for purposes of dividend and voting rights) until all applicable provisions of this Agreement have been complied with in full. All remedies provided by this Agreement are in addition to other remedies provided by law.

Waiver, Amendment, and Termination. This Agreement may not be amended or modified, and no provision hereof may be waived, without the written consent of Shareholders holding at least 50% of the shares of Stock held by Investors and their Permitted Transferees. This Agreement shall terminate with respect to all shares of Stock upon the closing of (a) a Qualified Public Offering, or (b) a sale of all or substantially all of the assets or capital stock of the Corporation or (c) the consummation of any transaction in accordance with the provisions of Section 2. 1 hereof which results in a Change in Control, or (d) the consummation of any transaction in accordance with the provisions of Section 2.2 hereof. For the purposes of this Agreement, a "Change in Control” shall be deemed to have occurred if (i) the Corporation merges or consolidates with another entity 'and is not the surviving entity (other than a merger to change the state of incorporation of the Corporation or any successor entity); (i) the Corporation sells or otherwise transfers all or substantially all of its assets; or (iii) more than 50% of the voting capital stock of the Corporation is transferred in a single transaction or a series of related transactions (other than the acquisition of such voting capital stock by Generex).

Counterparts. This Agreement may be executed in multiple counterparts, each of which shall have the force and effect of an original and all of which together shall constitute but one and the same document.

Governing Law. This Agreement is executed and delivered in the State of Florida, and this Agreement shall be governed by and construed in accordance with the laws of the State of Florida for all purposes and in all respects, without regard to the conflict of laws provisions of such state.

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Dispute Resolution. If the parties should have a material dispute arising out of or relating to this Agreement or the parties' respective rights and duties hereunder, then the parties will resolve such dispute in the following manner: (i) any party may at any time deliver to the others a written dispute notice setting forth a brief description of the issue for which such notice initiates the dispute resolution mechanism contemplated by this Section 4.21; (ii) during the forty-five (45) day period following the delivery of the notice described in Section 4.21(i) above, appropriate representatives of the various parties will meet and seek to resolve the disputed issue through negotiation, (iii) if representatives of the parties are unable to resolve the disputed issue through negotiation; then within thirty (30) days after the period described in Section 4.21(ii) above, the parties will refer the issue (to the exclusion of a court of law) to final and binding arbitration in Miami, Florida in accordance with the then existing rules (the "Rules") of the American Arbitration Association ("AAA") , and judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof, provided, however, that the law applicable to any controversy shall be the law of the State of Florida, regardless of principles of conflicts of laws. In any arbitration pursuant to this Agreement, (i) discovery shall be allowed and governed by the Florida Code of Civil Procedure and (ii) the award or decision shall be rendered by a majority of the members of a Board of Arbitration consisting of three (3) members, one of whom shall be appointed by each of the respective parties and the third of whom shall be the chairman of the panel and be appointed by mutual agreement of said two party-appointed arbitrators. In the event of failure of said two arbitrators to agree within sixty (60) days after the commencement of the arbitration proceeding upon the appointment of the third arbitrator, the third arbitrator shall be appointed by the AAA in accordance with the Rules. In the event that either party shall fail to appoint an arbitrator within thirty (30) days after the commencement of the arbitration proceedings, such arbitrator and the third arbitrator shall be appointed by the AAA in accordance with the Rules. Nothing set forth above shall be interpreted to prevent the parties from agreeing in writing to submit any dispute to a single arbitrator in lieu of a three (3) member Board of Arbitration. Upon the completion of the selection of the Board of Arbitration (or if the parties agree otherwise in writing, a single arbitrator), an award or decision shall be rendered within no more than forty-five (45) days. Notwithstanding the foregoing, the request by either party for preliminary or permanent injunctive relief, whether prohibitive or mandatory, shall not be subject to arbitration and may be adjudicated only by the courts of the State of Florida or the U.S. District Court in Florida.

RIGHTS OF FIRST REFUSAL

5.1 Subsequent Offerings.

(a) Subject to applicable securities laws, each Investor (“ROFR Holder”) shall have a right of first refusal to purchase his/her/its pro rata share of all Equity Securities (as defined below) that the Corporation may, from time to time, propose to sell and issue after the date of this Agreement, other than the Equity Securities excluded by Section 5.5 hereof.

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(b) The pro rata share of each ROFR Holder shall be equal to the ratio of (x) the number of shares of the Corporation’s Common Stock issued and issuable upon the conversion of the Shares of which such ROFR Holder holds immediately prior to the issuance of such Equity Securities to (y) the total number of shares of the Corporation’s Common Stock issued and issuable upon the conversion of the Shares of which all ROFR Holder are deemed to be the holders immediately prior to the issuance of such Equity Securities. The term “Equity Securities” shall mean (i) any Common Stock, Preferred Stock or other security of the Corporation, (ii) any security convertible into or exercisable or exchangeable for, with or without consideration, any Common Stock, Preferred Stock or other security (including any option to purchase such a convertible security), (iii) any security carrying any warrant or right to subscribe to or purchase any Common Stock, Preferred Stock or other security, or (iv) any such warrant or right with the exclusions as set forth in Section 5.5.

5.2        Exercise of Rights. If the Corporation proposes to issue any Equity Securities, it shall give each ROFR Holder written notice of its intention, describing the Equity Securities, the price and the terms and conditions upon which the Corporation proposes to issue the same. Each ROFR Holder shall have fifteen (15) days from the giving of such notice to agree to purchase its pro rata share of the Equity Securities for the price and upon the terms and conditions specified in the notice by giving written notice to the Corporation and stating therein the quantity of Equity Securities to be purchased. Notwithstanding the foregoing, the Corporation shall not be required to offer or sell such Equity Securities to any ROFR Holder who would cause the Corporation to be in violation of applicable federal securities laws by virtue of such offer or sale. Each ROFR Holder must qualify as an “accredited investor” (as defined in Regulation D promulgated under the Securities Act) in order to be eligible to exercise rights to purchase Equity Securities under this Section 5.

5.3        Issuance of Equity Securities to Other Persons. If not all of the ROFR Holders elect to purchase their pro rata share of the Equity Securities, then the Corporation shall promptly notify in writing the ROFR Holders who do so elect and shall offer such ROFR Holders the right to acquire such unsubscribed shares on a pro rata basis based on the relative number of Equity Securities such ROFR Holders previously elected to purchase. The ROFR Holders shall have five (5) days after receipt of such notice to notify the Corporation of its election to purchase all or a portion thereof of the unsubscribed shares. The Corporation shall have ninety (90) days thereafter to sell the Equity Securities in respect of which the ROFR Holder’s rights were not exercised, at a price not lower and upon general terms and conditions not materially more favorable to the purchasers thereof than specified in the Corporation’s notice to the ROFR Holders pursuant to Section 5.2 hereof. If the Corporation has not sold such Equity Securities within ninety (90) days of the notice provided pursuant to Section 5.2, the Corporation shall not thereafter issue or sell any Equity Securities, without first offering such securities to the ROFR Holders in the manner provided above.

5.4        Termination of Rights of First Refusal. The rights of first refusal established by this Section 5 shall not apply to, and shall terminate upon the earlier of (i) the effective date of the registration statement pertaining to the Corporation’s Initial Offering or (ii) an Acquisition.

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5.5        Excluded Securities. The rights of first refusal established by this Section 5 shall have no application to any of the following Equity Securities: (a) shares of Common Stock and/or options, warrants or other Common Stock purchase rights and the Common Stock issued pursuant to such options, warrants or other rights issued or to be issued after the date hereof to employees, officers or directors of, or consultants or advisors to the Corporation or any subsidiary, pursuant to stock purchase or stock option plans or other arrangements that are approved by the Board of Directors; (b) stock issued or issuable pursuant to any rights or agreements, options, warrants or convertible securities outstanding as of the date of this Agreement; and stock issued pursuant to any such rights or agreements granted after the date of this Agreement, so long as the rights of first refusal established by this Section 5 were complied with, waived, or were inapplicable pursuant to any provision of this Section 5 with respect to the initial sale or grant by the Corporation of such rights or agreements; (c) any Equity Securities issued for consideration other than cash pursuant to a merger, consolidation, acquisition or similar business combination; (d) any Equity Securities issued in connection with any stock split, stock dividend or recapitalization by the Corporation; (e) any Equity Securities issued pursuant to any equipment loan or leasing arrangement, real property leasing arrangement, or debt financing from a bank or similar financial or lending institution; and (f) any Equity Securities that are issued by the Corporation pursuant to a registration statement filed under the Securities Act.”

Generex Agreements

6.1 Liquidity Right. The Founders, or their Permitted Transferees, holding a majority of the outstanding common stock held by Founders and Founders’ Permitted Transferees (assuming conversion of all preferred stock and other securities convertible into common stock) shall have the right, upon written notice to Generex, to requiredGenerex to permit or undertake a Corporation Liquidity Event. “Founders” means Richard C. Bulman, Jr., Gerald S. Coombs and _________. “Corporation Liquidity Event” means one of the following approved by the Board and consented to by a majority of the holders of each class of the Corporation’s outstanding capital stock, voting by class: (a) an initial public offering of Regentys Corporation common stock followed by listing on a recognized national exchange, provided that either (i) the market value of the aggregate outstanding common stock after the initial public offering, assuming the shares are valued at the initial public offering price, is at least $100 million, of the Corporations net revenues, determine under GAAP, were $100 million or more in its most recent fiscal year OR (b) a purchase of substantially all of the stock or assets of Corporation by Generex, or merger or similar business combination with or by an unrelated third party, in which the Shareholder will each at least an amount equal to three times the Company’s fair market value [as of when?]. In addition, upon the departure of Joseph Moscato as CEO of Generex, ____________.

6.2       Exchange of Corporation Stock for Generex Stock. With the consent of the Corporation’s Board, Generex will exchange shares of Generex Common Stock for shares of the Corporation’s capital stock. The exchange ratio will be reasonably determined by Generex based upon the fair market value of the Generex stock and the Corporation’s stock, subject to the tendering Shareholder’s reasonable agreement to such ratio. Generex’s obligation under this Section 6.2 are conditioned upon (i) the parties entering into an agreement relating to such exchange containing provisions required for compliance with federal and applicable state securities laws and such other provisions as the parties may reasonably require and (ii) such exchange being permitted under federal and applicable state securities laws without material cost to Generex.

SIGNATURE PAGES TO FOLLOW

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IN WITNESS WHEREOF, the Corporation and the Shareholders have executed this Amended and Restated Shareholders’ Agreement as of the day and year first above written.

Corporation

REGENTYS CORPORATION

By: __________________________________

Richard C. Bulman, Jr., CEO

Shareholders

GENEREX BIOTECHNOLOGY CORPORATION

By: __________________________________

Joseph Moscato, CEO

_____________________________________

Marc Ramer, Individually

_____________________________________

Gerald S. Coombs, Individually

_____________________________________

Gary M. Ramphal, Individually

_____________________________________

Richard C. Bulman, Jr., Individually

_____________________________________

Christine V. Sapan, Ph.D., Individually

_____________________________________

Reginald Hardy, Individually

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Regentys Corporation

Amended and Restated Shareholders’ Agreement Signatures

Continued

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Regentys Corporation

Amended and Restated Shareholders’ Agreement Signatures

Continued

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SCHEDULE I

REGENTYS CORPORATION

INVESTORS

Generex Biotechnology Corporation

_

-

-

-

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SCHEDULE II

REGENTYS CORPORATION

OTHER SHAREHOLDERS

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